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                                                                     EXHIBIT 4.3


                                SECOND AMENDMENT
                                     TO THE
        PHOENIX FOOTWEAR GROUP, INC. RETIREMENT SAVINGS PARTNERSHIP PLAN

WHEREAS, Phoenix Footwear Group, Inc. (the "Company") is the sponsor of the Phoenix Footwear Group, Inc. Retirement Savings Partnership Plan (formerly the Daniel Green Company Retirement Savings Partnership Plan) (the "Plan") originally effective August 1, 1997, and most recently amended and restated effective January 1, 2001;

WHEREAS, Section 14.1 reserves to the Company the right to amend the Plan; and

WHEREAS, the Company desires to make certain changes to the Plan, and to amend the Plan pursuant to Section 2.07(3) of Appendix B of the Employee Plans Compliance Resolution System ("EPCRS") (Revenue Procedure 2003-44).

NOW, THEREFORE, the Plan is hereby amended generally effective July 1, 2003, unless otherwise indicated herein:

         1. Section 2.19, "Entry Date", shall be amended effective January 1, 2000, by adding the following sentence to the end thereof.

                  "Effective January 1, 2000, "Entry Date" means the first day of each calendar month."

         2. Section 2.50, "Year of Service", shall be amended by deleting it in its entirety and substituting the following therefor:

                  "Year of Service" means a Plan Year during which an Employee or a Leased Employee is credited with at least 1,000 Hours of Service and such other periods of time as are taken into account pursuant to Article 10; provided, that for determining eligibility under Section 3.1, a Year of Service can be earned in an Employee's initial 12 months of employment or, if not earned in such period, in any subsequent Plan Year."

         3. Section 3.1, Initial Eligibility, shall be amended by inserting the following sentences immediately before the last sentence:

                  "Effective January 1, 2000, each other Employee who has attained age 18 shall become eligible to participate in the Plan on the Entry Date coinciding with or next following the date on which he has completed 90 days of service. Effective July 1, 2003, each other Employee who has attained age 21 shall become eligible to participate in the Plan on the Entry Date coinciding with or next following the date on which he has completed a Year of Service since his Employment Commencement Date."

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         4.       Section 4.1, Elections, shall be amended effective September
                  1, 2003 by inserting the following sentence immediately before the last sentence:

                  "Effective September 1, 2003, the phrase "ten percent (10%)" in the immediately preceding sentence shall be substituted with the phrase "twenty-five percent (25%)."

         5. Section 6A.3, Method of Allocation from the Suspense Account, shall be amended effective for allocations attributable to Plan Years beginning on and after January 1, 2003, by adding the following sentence to the end thereof:

                  "Effective for allocations attributable to Plan Years beginning on and after January 1, 2003, the amount available for allocation from the Suspense Account under Section 6A.2 among the accounts of Participants entitled in accordance with
                  Section 6A.2 shall be allocated in the proportion that the Compensation of each such Participant for the Plan Year bears to the total Compensation of all such Participants."

         IN WITNESS WHEREOF, the Company has caused this amendment to be duly adopted and executed in its name and behalf.

                                            PHOENIX FOOTWEAR GROUP, INC.


                                            By: Kenneth Wolf
                                               ---------------------------------
                                            Date: 7/1/03
                                                 -------------------------------

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